Herman Miller Reports Sales and Order Momentum and Adjusted Earnings Growth in the Fourth Quarter of Fiscal 2014
Webcast to be held Thursday, June 26, 2014, at 9:30 AM EDT

Release	Immediate
Date	June 25, 2014
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its fourth quarter and fiscal year ended May 31, 2014. Net sales in the quarter totaled $487.5 million, an increase of 6.0% from the same quarter last fiscal year. New orders in the fourth quarter of $479.5 million were 3.9% above the prior year level.

The company's order growth in the quarter was negatively impacted by the timing of its February 3, 2014 price increase, which had the effect of accelerating approximately $22.0 million of new orders into the third quarter that would have otherwise been entered in the fourth quarter. On an organic basis, which adjusts for this order acceleration as well as acquisitions, divestitures, and foreign currency translation, sales and orders in the fourth quarter increased 2.9% and 5.7%, respectively, from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.28 per share on a diluted basis in the fourth quarter. This compares to diluted earnings per share of $0.40 in the same quarter last fiscal year. Excluding the impact of restructuring and impairment charges and current quarter reductions in contingent consideration liabilities, adjusted diluted earnings per share in the fourth quarter totaled $0.50. The company's adjusted diluted earnings per share in the quarter was favorably impacted by approximately $0.03 due to a lower than forecast effective tax rate. In the fourth quarter of last fiscal year, the company reported adjusted diluted earnings per share of $0.43.

For the full fiscal year, net sales were $1,882.0 million, reflecting a year-over-year increase of 6.0%. In fiscal 2014, the company reported a diluted loss per share of $(0.37) versus earnings of $1.16 in fiscal 2013. On an adjusted basis, which excludes the impact of restructuring and impairment charges, reductions in contingent consideration liabilities, and expenses associated with the company's now complete domestic pension termination initiative, adjusted diluted earnings per share were $1.68 and $1.47 in fiscal 2014 and 2013, respectively.
Brian Walker, Chief Executive Officer, stated, "Our results this quarter reflected an overall pace and timing of new orders that was a bit slower than we anticipated through the first half of the quarter, but showed positive momentum as the period progressed. This late-quarter improvement drove healthy organic order growth for the quarter, resulting in an 11.7% increase in our ending backlog relative to last year. The uneven pace of orders is a reflection of the sluggish, albeit steady, pace of the global economic recovery. We continue to be encouraged by the pace of improvements in Europe, early signs of recovery in our business in Asia, and reports of strong project activity by architectural practices in North America."

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended			Fiscal Year Ended
	5/31/2014	6/1/2013	% Chg.	5/31/2014	6/1/2013	% Chg.
Net Sales	$487.5	$460.0	6.0%	$1,882.0	$1,774.9	6.0%
Gross Margin %	36.7%	35.4%	N/A	33.5%	34.1%	N/A
Operating Expenses	$131.5	$126.9	3.6%	$630.2	$489.1	28.8%
Restructuring and Impairment Expenses	$21.4	$—	N/A	$26.5	$1.2	2,108.3%
Operating Earnings (Loss) %	5.4%	7.8%	N/A	(1.4)%	6.5%	N/A
Adjusted Operating Earnings % *	9.2%	8.6%	N/A	8.7%	8.1%	N/A
Net Earnings (Loss)	$16.6	$23.4	(29.1)%	$(22.1)	$68.2	(132.4)%
Earnings (Loss) Per Share – Diluted	$0.28	$0.40	(30.0)%	$(0.37)	$1.16	(131.9)%
Adj. Earnings Per Share – Diluted *	$0.50	$0.43	16.3%	$1.68	$1.47	14.3%
Orders	$479.5	$461.6	3.9%	$1,917.7	$1,771.6	8.2%
Backlog	$306.4	$274.4	11.7%

*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities & Exchange Commission.

Fourth Quarter Fiscal 2014 Financial Results

Sales for the quarter within Herman Miller’s North American reportable segment were $307.1 million, a decrease of 1.4% from the same quarter last fiscal year. On an organic basis (as defined above), segment sales were flat on a year-over-year comparison. New orders in the fourth quarter totaled $316.9 million representing an increase of 0.2% from last year. The timing of the company's February list price increase is estimated to have accelerated approximately $17.0 million in new orders for this segment into the third quarter that would have otherwise been entered in the fourth quarter. On an organic basis, segment orders were up 7.2% from the fourth quarter of last fiscal year. Demand from the U.S. federal government sector showed continued signs of improvement this quarter, with modest year-over-year increases in both sales and orders versus the same quarter last year.

Net sales within the ELA segment totaled $109.6 million in the fourth quarter of fiscal 2014. This represents a 10.6% increase from the same quarter last fiscal year, with the largest contributor of this growth coming from the company's business in the United Kingdom. New orders in this segment totaled $94.7 million in the fourth quarter, representing a year-over-year increase of 1.5%. On an organic basis, segment sales increased 9.3% and orders were flat relative to the fourth quarter of last fiscal year.

Net sales in the fourth quarter within Herman Miller’s Specialty and Consumer segment totaled $70.8 million. This represents a 43.3% increase over sales in the same quarter last year. The acquisition of Maharam, which closed in the fourth quarter of fiscal 2013, was a significant driver of the sales growth in the quarter, though each of the segment's underlying business units contributed to the year-over-year sales increase in the period. Excluding the impact from the Maharam acquisition, segment sales increased 8.1%. New orders in the fourth quarter of $67.9 million increased 30.3% compared to last year. On an organic basis, adjusting for the Maharam acquisition and order pull-ahead from the price increase last quarter, segment orders increased 7.1% compared to the same quarter last year. This organic order growth was driven by increased orders in the Herman Miller Collection and Geiger business units.

Herman Miller's consolidated gross margin in the fourth quarter totaled 36.7%, a 130 basis point improvement over last year's fourth quarter gross margin of 35.4%. The addition of higher margin Maharam products and net benefit from the recent price increase drove the majority of this year-over-year increase.

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During the fourth quarter, the company recognized pretax asset impairment expenses totaling $21.4 million associated with the Nemschoff and POSH trade name intangibles. These non-cash charges were determined based upon Herman Miller's normal-course impairment review process, which is conducted on an annual basis for certain classes of intangible assets.

Mr. Walker stated, "Despite the required reduction in accounting book value, we continue to believe the Nemschoff and POSH brands and companies are important contributors to the overall Herman Miller offer. This past year Nemschoff was again recognized as the number one brand for Healthcare furnishings in the United States, and the POSH brand continues to maintain a leading position in China with a growing presence throughout Asia."

Greg Bylsma, Chief Financial Officer, added, "It's important to note these acquisitions included forms of contingent consideration that were payable based on performance subsequent to the date of acquisition. These write-downs reflect, in part, that the performance levels needed to earn the additional consideration were not achieved. As a result, over time, we have also recorded gains as it became clear the contingent consideration would not be paid."

Herman Miller reported operating expenses in the fourth quarter of $131.5 million compared to $126.9 million in the same quarter a year ago. This represents a year-over-year increase of $4.6 million. The company's expenses in the current year fourth quarter were reduced by $2.6 million from the reversal of contingent liabilities associated with the targeted sales growth of its POSH subsidiary. Operating expenses in the prior year period reflect $2.1 million of legacy pension charges associated with defined benefit plans that have since been terminated. Excluding these items, Herman Miller's operating expenses increased approximately $9.3 million from the fourth quarter of last fiscal year. This year-over-year increase relates primarily to the acquisition of Maharam.

Herman Miller’s effective income tax rate in the fourth quarter was 25.7%. On an adjusted basis, excluding asset impairment expenses and the reduction in contingent consideration liabilities, the effective rate in the quarter was approximately 28%. This adjusted rate is below the company's previous forecast of 32% to 33% due to favorable true-up adjustments to reconcile recorded tax provisions to completed tax returns. The effective tax rate in the fourth quarter of last fiscal year was 24.4%.

The company ended the fiscal year with total cash and cash equivalents of $101.5 million, an increase of $18.8 million from the balance at the end of the third quarter. Cash flow generated from operations in the fourth quarter and full fiscal year was $39.7 million and $90.1 million, respectively. This compares to $59.2 million and $136.5 million in the respective periods last fiscal year.

Mr. Bylsma continued, "Our teams did a good job this quarter delivering on the performance we committed to coming into the period, while at the same time advancing on a number of near-term priorities - including readying new products for commercial launch and delivering a powerful presentation at the NeoCon trade show. We continue to demonstrate improvement in our financial performance through focused efforts to increase operating efficiency, shift the mix of our business toward higher margin growth opportunities, and generate strong cash flow."

Looking forward, Herman Miller expects net sales in the first quarter of fiscal 2015 to be in the range of $480 million to $500 million. This would represent an increase of between 2.5% and 7% from the first quarter of fiscal 2014. Diluted earnings per share in the quarter are expected to range between $0.44 and $0.48.
Mr. Walker concluded, “As we close this past fiscal year we are encouraged by our significant progress in virtually every area of the business as we advance our strategic agenda. We have meaningfully improved our ability to deliver Herman Miller’s unique brand of human-centered solutions to customers in diverse settings around the world and we see further opportunity ahead."

The company will host a live webcast to discuss the results of the fourth quarter of fiscal 2014 on Thursday, June 26, 2014, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $1.9 billion in revenue in fiscal 2014. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2013, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week.  Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter and fiscal year ended May 31, 2014, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	May 31, 2014		June 1, 2013
Net Sales	$487.5	100.0%	$460.0	100.0%
Cost of Sales	308.4	63.3%	297.4	64.7%
Gross Margin	179.1	36.7%	162.6	35.4%
Operating Expenses	131.5	27.0%	126.9	27.6%
Restructuring and Impairment Expenses	21.4	4.4%	—	—%
Operating Earnings	26.2	5.4%	35.7	7.8%
Other Expenses, net	4.1	0.8%	4.7	1.0%
Earnings Before Income Taxes and Equity Income	22.1	4.5%	31.0	6.7%
Income Tax Expense	5.7	1.2%	7.5	1.6%
Equity Income (Loss), net of tax	0.2	0.0%	(0.1)	—%
Net Earnings	$16.6	3.4%	$23.4	5.1%
Earnings Per Share – Basic	$0.28		$0.40
Weighted Average Basic Common Shares	59,156,268		58,559,530
Earnings Per Share – Diluted	$0.28		$0.40
Weighted Average Diluted Common Shares	59,852,782		59,153,318

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Fiscal Year Ended
	May 31, 2014		June 1, 2013
Net Sales	$1,882.0	100.0%	$1,774.9	100.0%
Cost of Sales	1,251.0	66.5%	1,169.7	65.9%
Gross Margin	631.0	33.5%	605.2	34.1%
Operating Expenses	630.2	33.5%	489.1	27.6%
Restructuring and Impairment Expenses	26.5	1.4%	1.2	0.1%
Operating Earnings (Loss)	(25.7)	(1.4)%	114.9	6.5%
Other Expenses, net	17.7	0.9%	17.7	1.0%
Earnings (Loss) Before Income Taxes and Equity Income	(43.4)	(2.3)%	97.2	5.5%
Income Tax Expense (Benefit)	(21.2)	(1.1)%	28.9	1.6%
Equity Income (loss), net of tax	0.1	0.0%	(0.1)	—%
Net Earnings (Loss)	$(22.1)	(1.2)%	$68.2	3.8%
Earnings (Loss) Per Share – Basic	($0.37)		$1.17
Weighted Average Basic Common Shares	58,955,487		58,425,522
Earnings (Loss) Per Share – Diluted	($0.37)		$1.16
Weighted Average Diluted Common Shares	58,955,487		58,844,514

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Fiscal Year Ended
	May 31, 2014	June 1, 2013
Net Earnings (Loss)	$(22.1)	$68.2
Cash Flows provided by Operating Activities	90.1	136.5
Cash Flows used for Investing Activities	(48.2)	(209.7)
Cash Flows used for Financing Activities	(22.4)	(16.0)
Effect of Exchange Rates	(0.7)	(0.3)
Change in Cash	18.8	(89.5)
Cash, Beginning of Period	82.7	172.2
Cash, End of Period	$101.5	$82.7

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	May 31, 2014	June 1, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$101.5	$82.7
Marketable Securities	11.1	10.8
Accounts Receivable, net	204.3	178.4
Inventories, net	78.4	76.2
Prepaid Expenses and Other	56.5	51.2
Total Current Assets	451.8	399.3
Net Property and Equipment	195.2	184.1
Other Assets	344.4	363.1
Total Assets	$991.4	$946.5

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$50.0	$—
Accounts Payable	136.9	130.1
Accrued Liabilities	169.3	159.9
Total Current Liabilities	356.2	290.0
Long-term Debt	200.0	250.0
Other Liabilities	63.7	87.0
Total Liabilities	619.9	627.0
Total Stockholders’ Equity	371.5	319.5
Total Liabilities and Stockholders’ Equity	$991.4	$946.5

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